Exhibit 10(k)

AMENDMENT TO THE ENERGY FUTURE HOLDINGS CORP.

2005 EXECUTIVE SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

THIS AMENDMENT is made this 23rd day of December 2008, by Energy Future Holdings Corp. (the “Company”) to the Energy Future Holding Corp 2005 Executive Severance Plan and Summary Plan Description (the “Plan”), originally effective as of May 20, 2005.

W I T N E S S E T H:

WHEREAS, the Company desires to make changes to the Plan to comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder; and

WHEREAS, the Company has the sole discretion to change, modify, alter or amend the Plan at anytime;

NOW, THEREFORE, in consideration of the premises contained herein, the Company shall amend the Policy as follows, effective as of January 1, 2009.

Section 2 shall be amended by deleting the section in its entirety and replacing it as follows:

“2. Health Care Benefits. Participants who, under the terms and conditions of the applicable health care plans covering them immediately prior to their severance, are eligible for retiree health care coverage will be able to participate in, and receive, such retiree health care coverage subject to the terms and conditions of the relevant health care plan documents as they may be amended (or terminated) from time to time. Participants who are not eligible for, or who do not choose coverage under, the Company’s retiree health care coverage, will be eligible for continued health care coverage under the Company’s health care plans for the period set forth in the following chart. The required contribution by the Participant for such continued coverage will be the applicable employee rate, for the period shown in the following table, unless and until the end of such period, or until the Participant becomes eligible for coverage for a particular type of benefit through employment with another employer, at which time the required contribution for continuing such benefit coverage hereunder shall be the applicable COBRA rate for such benefit. The period of continued health care coverage provided for herein shall run concurrently with the Participant’s available COBRA coverage period.

Position	Period of Subsidized Premium for Health Care Coverage
Chief Executive Officer	18 months
Member of Senior Leadership Team	18 months
Member of Leadership Team	1 year

If a Participant who is the Chief Executive Officer or a member of the Senior Leadership Team is covered under the Company’s health care plans through the end of such eighteen (18) month period, then such Participant shall receive an additional payment, within thirty (30) days of the end of such eighteen (18) month period, in an amount equal to the monthly cost of such coverage for the period provided in the following table:

Position	Period of Subsidized Premium for Health Care Coverage
Chief Executive Officer	18 months
Member of Senior Leadership Team	6 months

Such payment shall be made in a lump sum.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first set forth above.

By:	/s/ RIZ CHAND
M. Rizwan Chand
Executive Vice President, Human Resources